Exhibit 10(k)(i)

Cabot Corporation

2009 Long-Term Incentive Plan

Restricted Stock Unit Award Certificate

[date]

Cabot Corporation Headquarters

This Certificate evidences the grant to you by Cabot Corporation (the “Company” or “Cabot”), subject to the terms provided herein and in the 2009 Long-Term Incentive Plan (as amended from time to time, the “2009 Plan”), of the restricted stock units set forth in the table below (such units referred to collectively as your “Award”). The principal terms of your Award are described below. Except as otherwise expressly provided, all capitalized terms used that are not defined herein shall have the same meaning as in the 2009 Plan.

Time-Based Restricted Stock Unit	RSUs
Performance-Based Restricted Stock Unit	PSUs
Date that Units Vest	[Date	]

General Terms of your Award.

Time-Based Restricted Stock Unit. The time-based restricted stock unit portion of your Award (the “RSUs”) gives you the conditional right to receive, without payment, subject to the vesting and other conditions set forth in this Certificate and in the 2009 Plan, (i) shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) equal in number to the number of RSUs set forth in the table above (the “Shares”), and (ii) dividend equivalents, payable in cash, when and if dividends are declared and paid on the Company’s outstanding shares of Common Stock, and equal in value to the dividends that would have been paid in respect of the Shares had such Shares been issued to you on [date]. Dividend equivalents will only be paid to you with respect to Shares underlying RSUs that have not vested as of the applicable Common Stock dividend record date. Any dividend equivalents payable to you will be paid through the payroll system as soon as administratively possible after the applicable Common Stock dividend payment date, subject to your continued employment through the date that such dividend equivalents are paid.

Performance-Based Restricted Stock Unit. The performance-based restricted stock unit portion of your Award (the “PSUs”) gives you the conditional right to receive, without payment, upon the Compensation Committee of the Company’s Board of Directors determining the Company’s achievement of the performance metrics outlined in Appendix A attached to this Certificate and subject to the vesting and other conditions set forth in this Certificate and in the 2009 Plan, shares of Common Stock representing from 0% to 150% of the number of PSUs granted, with the actual number of shares to be delivered determined in accordance with the provisions of Appendix A and rounded to the nearest whole number, it being understood that the Compensation Committee has discretion to adjust the performance metrics outlined in Appendix A to account for, or to take into account in determining whether any performance metric set forth in Appendix A has been achieved, the occurrence of unanticipated events and circumstances during the performance period of this Award as the Compensation Committee deems necessary or advisable. You shall not be entitled to dividend equivalents with respect to the PSU portion of your Award.

Vesting of Your Award. Except as otherwise provided in the Plan, and subject in the case of PSUs to the achievement of the performance metrics outlined in Appendix A, your Award shall vest on [date], unless it is earlier terminated or forfeited, provided you are on such date, and will have been at all times since the date of this Certificate, an employee of the Company or a subsidiary or affiliate of the Company. The conditions under which your Award may be forfeited are explained below.

Circumstances that may lead to the forfeiture of your Award. If your employment with Cabot ends for any reason before your Award vests, other than because of your death or Disability or because within two years following a Change in Control Cabot or any successor employer terminates your employment other than for Cause or you terminate your employment for Good Reason as more fully described below, you will forfeit your Award immediately. If your employment ceases because of your death or Disability, the following rules will apply:

•	the RSU portion of your Award will vest;

•	any portion of your PSU Award as to which at the time your employment ceases the performance criteria have been satisfied (other than the passage of time necessary for vesting) will vest; and

•

any portion of your PSU Award which is conditioned upon satisfaction of performance criteria with respect to a current or future performance period that have not been satisfied at the time your employment ceases will terminate.

If your Award remains outstanding following a Change in Control (either because of assumption, substitution or otherwise as provided for in Section 7(a)(y)(i) of the 2009 Plan), and within two years following such Change in Control Cabot or any successor employer terminates your employment other than for Cause, or you terminate your employment for Good Reason, the following rules will apply:

•	the RSU portion of your Award will vest;

•	any portion of your PSU Award as to which at the time your employment ceases the performance criteria have been satisfied (other than the passage of time necessary for vesting) will vest; and

•

any portion of your PSU Award which is conditioned upon satisfaction of performance criteria with respect to a current or future performance period that have not been satisfied at the time your employment ceases will vest as if target performance had been achieved.

For purposes of this award agreement, “Cause” means (i) your willful and continued failure to perform substantially your reasonably assigned duties with the Company or any successor entity or any of their respective Affiliates (other than any such failure resulting from your physical or mental incapacity or any such actual, alleged or anticipated failure after you issue a notice of termination for Good Reason) after a written demand for substantial performance is delivered to you by the Company which demand specifically identifies the manner in which the Company believes you have not substantially performed your duties; or (ii) your willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this definition (i) no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your actions or omission was in the best interest of the Company and (ii) your good faith errors in judgment shall not constitute Cause or be considered in any determination of whether Cause exists.

For purposes of this award agreement, “Good Reason” means the occurrence after a Change in Control, without your prior written consent, of any of the following events or conditions:

(a) a change in your status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from your status, title, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities which are materially inconsistent with your status, title, position or responsibilities; or your removal from or the failure to reappoint or reelect you to any of such offices or positions, except in connection with the termination of your employment for Disability, Cause, as a result of your death or by you other than for Good Reason;

(b) a reduction in the rate of your annual base salary or target annual cash bonus, or a material reduction in your total compensation;

(c) the relocation of the offices at which you are principally employed to a location more than twenty-five (25) miles from the location of such office immediately prior to the Change in Control, or the Company’s requiring you to be based at a location more than twenty-five (25) miles from such office, except to the extent you were not previously assigned to a principal location and except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control;

(d) the failure by the Company to pay to you any portion of your then current base salary or annual cash bonus or any other compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company in which you participated, in each case, within fourteen (14) days of the date such compensation is due and payable in accordance with the terms of the applicable agreement or plan or applicable law; or

(e) any material reduction in the retirement or welfare benefits or other material benefit or compensation plan made available to you or any materially adverse change in the terms on which those benefits are made available.

In order for a termination for Good Reason to be effective, you must (a) provide notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the one-hundred and eightieth (180th) day following the occurrence of that condition; (b) provide the Company a period of thirty (30) days to remedy the condition; and (c) terminate your employment for Good Reason within sixty (60) days following the expiration of the Company’s period to remedy if the Company fails to remedy the condition.

Delivery of Shares. The Company shall, as soon as practicable upon the vesting of your Award (but in no event later than March 15 of the year following the year such Award vests) deliver the shares with respect to such vested Award to you (or, in the event of your death, to the person to whom the Award has passed by will or the laws of descent and distribution). No shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such shares have been complied with to the satisfaction of the Administrator and you have made arrangements to pay to Cabot any applicable withholding taxes due upon the vesting of your Award.

Rights as a Shareholder; Dividends. The Award shall not be interpreted to bestow upon you any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers shares to you. You are not entitled to vote any shares by reason of the granting of this Award. You shall have the rights of a shareholder only as to those shares, if any, that are actually delivered under this Award at the time such shares are delivered. You will be entitled to receive dividend equivalents as provided for in this Certificate.

Certain Tax Matters. The general tax consequences of the Award are described in the Supplementary Tax Summary attached to this Certificate. You are responsible, however, for seeking advice from your own tax and financial advisors with respect to the consequences of the Award to the extent you require or desire such advice.

You must pay to Cabot any applicable withholding taxes due upon the vesting and/or settlement of your Award. Unless you instruct the Corporate Compensation Department otherwise, to satisfy federal, state and local withholding requirements arising in connection with the vesting and/or settlement of this Award, Cabot will automatically withhold shares of stock from the shares otherwise deliverable to you, up to the greatest number of whole shares with an aggregate fair market value not exceeding the minimum required withholding applicable to the amount so vesting. If you wish to increase your tax withholding with respect to taxes due upon the vesting and/or settlement of this Award or satisfy your withholding requirements with a cash payment to Cabot, you must notify the Corporate Compensation Department at least 10 calendar days before the date the Award is scheduled to vest. The Corporate Compensation Department will provide you with an election form at your request and any notification will need to be made using such form.

Nontransferability. Neither this Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the laws of descent and distribution), pledged or otherwise encumbered, except as the Administrator may otherwise determine.

Effect on Employment Rights. This Award shall not confer upon you any right to continue as an employee of the Company or any of its subsidiaries or affiliates and shall not affect in any way the right of the Company or any subsidiary or affiliate of the Company to terminate your employment at any time. Further, any benefits you receive from the grant or vesting of your Award shall not be considered a component of your salary for any purpose, including, without limitation, any salary-related calculations for holiday, sick pay, termination payments, overtime or similar payments.

Provisions of the 2009 Plan. The terms specified in this Certificate are governed by the terms of the 2009 Plan, a copy of which has been provided to you. Information about the 2009 Plan is also included in the Prospectus for the 2009 Plan, a copy of which has also been provided to you. The Compensation Committee of Cabot’s Board of Directors has the exclusive authority to interpret the 2009 Plan and this Award, including whether and to what extent the performance metrics outlined in Appendix A have been achieved. Any interpretation of the Award by the Committee and any decision made by it with respect to the Award are final and binding on all persons. To the extent there is a conflict between the terms of this Certificate, the 2009 Plan or any employment agreement between you and Cabot or any of its subsidiaries, the 2009 Plan shall govern.

Recoupment Policy. This Award is subject to the terms of the Company’s Recoupment Policy as in effect at the time of this Award.

Amendments. No amendment of any provision of this Certificate (other than an adjustment in the performance metrics set forth in Appendix A made in accordance with the terms herein, which shall not be deemed an amendment of this Certificate) shall be valid unless the same shall be in writing.

Governing Law. This Certificate shall be governed and construed by and determined in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

By signing below, you hereby accept your Award subject to the terms set forth herein and in the 2009 Plan, and expressly consent to the transfer to and use of your personal data by the Company or service providers of the Company or other third parties for the specific purposes of the 2009 Plan, even if the recipients of the data are located in countries that do not have data protection laws equivalent to those in force in your country. In addition, you understand that this Award is discretionary, and that eligibility for an award under the 2009 Plan is established at the time awards are made. Therefore, your receiving this Award does not mean that you are guaranteed an award in the future.

Agreed and Accepted:

By
Print Name:

Kindly sign, date and return this certificate to Cabot Corporation, Attention:             , Compensation Department by hand delivery or mail, to 157 Concord Road, Billerica, MA 01821; or by fax to the HR Confidential Fax:             .

4